Exhibit 99.1
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                        UNITED-GUARDIAN DECLARES DIVIDEND


     Hauppauge, NY, December 4, 2003 -- United-Guardian, Inc. (AMEX:UG) reported today that based upon the significant increase in year-to-date earnings, as well as its earnings expectations for the fourth quarter, the company's Board of Directors has declared a dividend of $.15 per share, which will accrue to stockholders of record as of December 15, 2003, and will be paid on January 5, 2004. This is a 50% increase over last year's dividend of $.10 per share.

     Ken Globus, President of United-Guardian, stated, "We are very pleased to once again be able to increase our annual dividend after having maintained it at the same $.10 level for the past two years. Based on our projections we are anticipating a significant increase in earnings this year compared to last, and expect to increase our retained earnings by over $2 million to more than $9 million. Taking into account our anticipated capital requirements for the foreseeable future we believe our earnings are more than adequate to justify a $.15 dividend, and that sharing some of those increased earnings with our stockholders is the appropriate action to take at this time."

     United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                        Contact:    Robert S. Rubinger
                                                    Public Relations
                                                    (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.